EXHIBIT 23.5



                         CONSENT OF INDEPENDENT AUDITORS


As registered auditors and chartered accountants, we hereby consent to incorporation by reference in this Registration Statement of our report dated February 23, 1998, on the financial statements of The MBL Group Plc as of December 31, 1997, and for the year ended December 31, 1997, which report appears in the Current Report on Form 8-K dated January 5, 2001 of The Interpublic Group of Companies, Inc. (the "Company") and which financial statements are included in the supplemental consolidated financial statements of the Company included in such Current Report on Form 8-K. We also consent to the reference to our firm under the caption "Experts" in this Registration Statement.


/s/ SOTERIOU BANERJI

London, England,
January 5, 2001